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                                                                    EXHIBIT 99.2


FOR IMMEDIATE RELEASE                         Contact: Mark Kahil (713) 654-9506
November 20, 2002
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                    STERLING CHEMICALS ANNOUNCES CONFIRMATION
                            OF PLAN OF REORGANIZATION


        HOUSTON, TEXAS, NOVEMBER 20, 2002 --- STERLING CHEMICALS HOLDINGS, INC.
(STXX), Sterling Chemicals, Inc. and certain of their direct and indirect subsidiaries (collectively, "Sterling") today announced that their joint plan of reorganization has been confirmed by the United States Bankruptcy Court for the Southern District of Texas (the "Bankruptcy Court"), with the consent of their major constituencies and the approval of an overwhelming majority of their voting creditors. Following the satisfaction or waiver of certain conditions, Sterling expects that the plan will become effective on or before December 31, 2002, at which time Sterling will emerge from Chapter 11.

        Sterling's President and Co-CEO, David G. Elkins, stated, "This confirmation ruling by the bankruptcy court paves the way for us to emerge from bankruptcy by year-end. We are gratified that the major constituencies were able to come together to support our exit strategy. We are also very appreciative of the loyalty that has been exhibited by our customers, suppliers and employees during the case."

        Under the plan, Sterling Chemicals Holdings, Inc. will be merged into Sterling Chemicals, Inc., with Sterling Chemicals, Inc. surviving. Stock interests in Sterling Chemicals Holdings, Inc. will be cancelled. The equity in the reorganized Sterling Chemicals, Inc. will be owned in percentages provided in the plan of reorganization by funds managed by Resurgence Asset Management, L.L.C. ("Resurgence") and by unsecured creditors in Sterling. All claims against Sterling, including in excess of $1 billion in secured and unsecured public note debt, will be discharged by the plan, subject to the consideration provided in the plan.

        The investment transaction under the plan will provide Sterling Chemicals, Inc. with equity funding of $60 million, $30 million of which will be paid directly by Resurgence in exchange for preferred stock interests and an additional $30 million of which will be paid by unsecured creditors who elect to subscribe to a rights offering for common stock interests or from Resurgence as the underwriter of the rights offering. The rights offering is ongoing and will close on November 29, 2002.

        The sale of Sterling's stable and profitable pulp chemicals business is an integral component of the plan. As previously announced, Sterling has entered into a definitive agreement to sell that business to Superior Propane Inc. for $375 million (U.S.) in cash, subject to certain adjustments. In conjunction with confirming the plan, the Bankruptcy Court also approved the sale. Subject to customary closing conditions, the sale is to be consummated concurrently with Sterling's emergence from Chapter 11. From the net proceeds of the sale, Sterling will retain $80 million to fund its obligations and ongoing operations. The balance of the net proceeds will be paid to Sterling's senior secured noteholders, who will also receive secured notes equal to the remaining amount of their secured claims.



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        Sterling also announced that it has received a financing commitment from
The CIT Group/Business Credit, Inc. for a secured credit facility in the amount of $100,000,000. In confirming the plan, the Bankruptcy Court authorized
Sterling to move forward to document and execute a definitive credit agreement with respect to such financing. The financing transaction is expected to close contemporaneously with Sterling's emergence from Chapter 11.

        Commenting on the plan of reorganization, Paul G. Vanderhoven, Sterling's Chief Financial Officer, said "The restructuring to be accomplished under the plan significantly improves our balance sheet. With the equity funding to be provided by Resurgence, as well as the proceeds to be received from the Superior Propane transaction and the CIT financing, we will be well positioned to operate our world class petrochemical facility."

        Copies of Sterling's plan of reorganization and related Disclosure Statement are posted on Sterling's website at www.sterlingchemicals.com.

                                      # # #

The information in this news release relating to matters that are not historical facts constitutes forward-looking information covered by the safe harbor created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking information is based upon current information and expectations regarding Sterling and its subsidiaries. The estimates, forecasts and statements contained in or implied by the forward-looking information speak only as of the date on which they are made, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to evaluate and predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted by or in the forward-looking information. Important factors that could cause actual results to differ materially from what is expressed, implied or forecasted by or in the forward-looking information include the timing and extent of changes in commodity prices and global economic conditions, industry production capacity and operating rates, the supply-demand balance for Sterling's products, competitive products and pricing pressures, increases in raw materials costs, the ability to obtain raw materials and energy resources from third parties at reasonable prices and on acceptable terms, federal and state regulatory developments, Sterling's high financial leverage, the availability of skilled personnel and operating hazards attendant to the industry, as well as other risk factors discussed in Sterling's filing with the Securities and Exchange Commission, including Sterling's annual Report of Form 10-K and Quarterly Reports on Form 10-Q. Sterling assumes no obligation to update the information contained in this press release.





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